EXHIBIT 99.1

AMERICAN ACHIEVEMENT GROUP HOLDING CORP. ANNOUNCES
EXPIRATION AND FINAL RESULTS OF ITS PREVIOUSLY ANNOUNCED TENDER OFFER FOR ITS 12.75% SENIOR PIK NOTES DUE 2012

AUSTIN, TX, August 6, 2009 – American Achievement Group Holding Corp. (the “Company”) announced today the expiration and final results of its cash tender offer (the “Offer”) regarding its outstanding 12.75% Senior PIK Notes due 2012 (CUSIP No. 02369BAB2, 02369BAA4, 02369BAE6, 02369BAD8) (the “Notes”).

The Offer expired at 5:00 p.m., New York City time, on August 5, 2009 (the “Offer Expiration Date”).  As of the Offer Expiration Date, $65,336,774 aggregate principal amount of the Notes, representing approximately 59.35% of the outstanding Notes, had been validly tendered pursuant to the Offer.  Because more than $65,000,000 aggregate principal amount of the Notes, representing approximately 59% of the outstanding Notes, was tendered pursuant to the Offer, the minimum tender condition has been satisfied and because the tender cap of $85,000,000 aggregate principal amount of the Notes was not exceeded, all Notes tendered pursuant to the Offer will be accepted for purchase at the purchase price of $350.00 per $1,000 per principal amount of the Notes.  No additional amounts are payable with respect to any accrued or unpaid interest on the Notes since April 1, 2009.  The settlement date is expected to be August 7, 2009.

Goldman, Sachs & Co. acted as the dealer manager for the Offer.  The depositary and information agent for the Offer was Global Bondholder Services Corporation.  Questions regarding the Offer may be directed to Goldman, Sachs & Co., at (800) 828-3182 (toll free) or (212) 357-4692 (collect).  Requests for copies of the Offer to Purchase and related documents may be directed to Global Bondholder Services Corporation at (866) 873-6300 (toll free) or (212) 430-3774 (banks and brokerage firms).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities.  The Offer was made solely by means of the offer to purchase dated June 4, 2009, as amended and supplemented by the supplement dated July 20, 2009.

About the Company:

The Company is the indirect parent company of American Achievement Corporation.  American Achievement Corporation is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®. Balfour®, Keepsake®, and Taylor Publishing, American Achievement Corporation’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

This press release contains certain forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither the Company and American Achievement or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.